                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant /  /

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/   /    Soliciting Materials Pursuant to ss.240.14a-11(c) or ss.240.14a-12


                       CLEMENTE STRATEGIC VALUE FUND, INC.
                       -----------------------------------
                 Name of Registrant as Specified In Its Charter

                                       N/A
                                       ---
      Name of Person(s) Filing Proxy Statement if other than the Registrant

/X/      No fee required

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/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which such offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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                       CLEMENTE STRATEGIC VALUE FUND, INC.
                              152 West 57th Street
                            New York, New York 10019

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            To Be Held April 26, 2000

The Annual Meeting of Stockholders of Clemente Strategic Value Fund, Inc. (the "Fund"), a Maryland corporation, will be held at the offices of Clemente Capital, Inc., 152 West 57th Street, New York, New York, on April 26, 2000 at 9:30 a.m., New York time, for the following purposes:

     1. To elect seven Fund directors to serve until their successors are duly elected and qualified;

     2. To ratify the selection by the Board of Directors of PricewaterhouseCoopers LLP as the Fund's independent accountants for the year ending December 31, 2000;

     3. To amend the Fund's Investment Advisory Agreement with Clemente Capital, Inc. (the "Adviser") regarding the calculation of the compensation of the Adviser, including the Basic Fee and the performance fee which, if approved, may result in an increase in the annual advisory fees.

     4. To amend the current U.S. Advisory Agreement among the Fund, the Adviser and Wilmington Trust Company (the "Sub-Adviser") to a sub-advisory agreement on substantially the same terms as the current U.S. Advisory Agreement;

     5. To consider a shareholder proposal recommending that the Board take the steps necessary to provide shareholders an option to receive net asset value with no redemption penalty, which proposal the Board of Directors opposes;

     6. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed February 29, 2000 as the record date for the meeting. Only holders of record of the Fund's Common Stock at the close of business on such date will be entitled to notice of, and to vote at, such meeting. The stock transfer books will not be closed.

     A copy of the Fund's Annual Report for the fiscal year ended December 31, 1999 has been previously mailed to stockholders.

                                          By order of the Board of Directors
                                          William Clark, Secretary

                                          Dated:  March __, 2000

                                    IMPORTANT
Unless you expect to be present at the meeting, please fill in, date, sign and mail the enclosed proxy card in the enclosed reply envelope. Your prompt response will assure a quorum at the meeting.

                           PRELIMINARY PROXY MATERIAL

                       CLEMENTE STRATEGIC VALUE FUND, INC.
                              152 West 57th Street
                            New York, New York 10019
                            ------------------------
                                 PROXY STATEMENT
                                       for
                         ANNUAL MEETING OF STOCKHOLDERS
                            to be held April 26, 2000
                            -------------------------
                               GENERAL INFORMATION

The Board of Directors of the Fund solicits the proxies of the holders of the Fund's Common Stock for use at the Annual Meeting of Stockholders (the "Meeting") to be held at the offices of Clemente Capital, Inc., 152 West 57th Street, New York, New York, on April 26, 2000, at 9:30 a.m., New York time, and at any and all adjournments thereof. A form of proxy is enclosed herewith. The Proxy Statement and the form of proxy were first sent to stockholders on March __, 2000. Any stockholder who executes and delivers a proxy may revoke it by written communication at any time prior to its use or by voting in person at the Annual Meeting.

The cost of soliciting the proxies will be borne by the Fund. Directors, officers and regular employees of the Fund may solicit proxies by telephone, facsimile or personal interview. In addition, the Fund has engaged the services of Georgeson & Company Inc., a professional proxy solicitation firm, to solicit proxies from its stockholders. The agreement between the parties provides for solicitation services at an estimated cost of $6,000, plus expenses. The Fund will, upon request, bear the reasonable expenses of brokers, banks and their nominees who are holders of record of the Fund's Common Stock on the record date, incurred in mailing copies of this Notice of Meeting and Proxy Statement and the enclosed form of proxy to the beneficial owners of the Fund's Common Stock.

Only holders of issued and outstanding shares of the Fund's Common Stock of record at the close of business on February 29, 2000 are entitled to notice of, and to vote at, the Meeting. Each such holder is entitled to one vote per share of Common Stock so held. The number of shares of Common Stock outstanding on February 29, 2000 was 4,979,600.

Copies of the Fund's annual report are available free of charge to any stockholder. Reports may be ordered by writing Clemente Capital, Inc., 152 West 57th Street, New York, New York 10019 or calling (800) 937-5449.

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

At its February 10, 2000 special meeting, the Board of Directors of the Fund voted to recommend the seven nominees named herein for election by the shareholders. If elected, each nominee has consented to serve as a director of the Fund until their successors are duly elected and qualified. In the event that any of the nominees should become unavailable for election for any presently unforeseen reason, the persons named in the form of proxy will vote for any nominee who shall be designated by the present Board of Directors. Directors shall be elected by a plurality of the shares voting at the Meeting.

The information set forth below as to the ages and principal occupations of these nominees, and the number of shares of Common Stock of the Fund beneficially owned by them, directly or indirectly, has been furnished to the Fund by such nominees.

                                    NOMINEES


                                                          Number and Percentage
                                                        (if over 1%) of Shares of
                                                              Common Stock
                                                           Principal Occupation                               Beneficially Owned as
Name and Address                       Age                During Past Five Years                              of February 29, 2000
----------------                       ---                ----------------------                             ----------------------

*Gary A. Bentz                         43             Director of the Fund since September 1998;                       5,000
    One West Pack Square                              Treasurer of the Fund since February 2000; Chief
    Suite 777                                         Financial Officer and Treasurer of Deep Discount
    Asheville, NC 28801                               Advisors, Inc., an investment advisory firm,
                                                      Director of The Austria Fund, Inc. and Central
                                                      European Value Fund, Inc.

*Ralph W. Bradshaw                     49             Director of the Fund since September 1998;                        600
    One West Pack Square                              Chairman of the Fund since February 2000;
    Suite 777                                         Treasurer of the Fund from January 1999 until
    Asheville, NC 28801                               February 2000; Consultant to Deep Discount
                                                      Advisors, Inc., an investment advisory firm;
                                                      Director of The Austria Fund, Inc., Central
                                                      European Value Fund, Inc. and The Portugal Fund.

*William Clark                         54             Director of the Fund since September 1998;                      1,600
    One West Pack Square                              Secretary of the Fund since January 1999;
    Suite 777 firm;                                   Consultant to Discount Advisors, Inc., an
    Asheville, NC 28801                               investment advisory firm; Director of The Austria
                                                      Fund, Inc. and Central European Value Fund, Inc.

Thomas H. Lenagh                       78             Director of the Fund since June 1987; Independent               1,000
    Greenwich Office Park                             Financial Adviser; Director of Gintel Funds, Adams
    Greenwich, CT 06831                               Express, ASD Group, ICN Pharmaceuticals, Inrad
                                                      Corp. and V-Band Corp.

Scott B. Rogers                        44             Chief Executive Officer, Asheville Buncombe
    6 Beaverdam Court                                 Community Christian Ministry; President, ABCCM
    Asheville, NC 28804                               Doctor's Medical Clinic; Director, Southeastern
                                                      Jurisdiction Urban Networkers; Director, Asheville
                                                      Area Red Cross; Appointee, NC Governor's
                                                      Commission on Welfare to Work; Chairman, Recycling
                                                      Unlimited; Director, Inter-Denominational
                                                      Ministerial Alliance; Director of Central European
                                                      Value Fund, Inc.

Andrew Strauss                         45             Attorney and senior member of Strauss &                          2,500
77 Central Avenue                                     Associates, P.A., attorneys, Asheville, N.C.;
Suite F                                               previous President of White Knight Healthcare,
Asheville, NC 28801                                   Inc. and LMV Leasing, Inc., a wholly owned
                                                      subsidiary of Xerox Credit Corporation; Director
                                                      of Central European Value Fund, Inc.

Glenn W. Wilcox, Sr.                   67             Chairman of the Board and Chief Executive Officer
418 Vanderbilt Road                                   of Wilcox Travel Agency; Director of Champion
Asheville, NC 28803                                   Industries, Inc.; Chairman of the Board of Blue
                                                      Ridge Printing Co., Inc.; Chairman of the Board of
                                                      Towers Associates, Inc., Director of Asheville
                                                      Chamber of Commerce; Vice Chairman of the Board of
                                                      First Union National Bank of Appalachian State
                                                      University; Board of Trustees and Board of
                                                      Directors of Mars Hill College; Director of
                                                      Central European Value Fund, Inc.




All Directors and Officers as a
Group (7 persons)
                                                                                                                        10,700


*May be deemed an "Interested Person" of the Fund, as defined in the Investment Company Act of 1940, as amended (the "1940 Act"), by reason of such person's serving as an officer of the Fund.

In addition to Messrs. Bentz, Bradshaw and Clark, Leopoldo M. Clemente, Jr. serves as an executive officer of the Fund, as set forth below. Each of the executive officers serves at the pleasure of the Board of Directors.



Name and Address                    Age                           Principal Occupation During Past Five Years
----------------                    ---                           -------------------------------------------

Leopoldo M. Clemente, Jr.           61                             President of the Fund since June 1987; President and
152 West 57th Street                                                 Chief Executive Officer of Clemente Capital, Inc.
New York, NY 10019                                                   since January 1989; Director of The First
                                                                     Philippine Fund Inc. and Philippine Strategic
                                                                     Investment (Holdings) Limited.


The Board of Directors of the Fund held four regular meetings and two special meetings during 1999. All directors attended at least 75% of such meetings. The Audit Committee met once during 1999. The purpose of the Audit Committee is to advise the full Board with respect to accounting, auditing and financial matters affecting the Fund.

Directors who are not affiliated with Clemente Capital, Inc. ("Clemente Capital" or the "Adviser") or Wilmington Trust Company ("Wilmington" or the "Sub-Adviser") receive an annual stipend of $8,000 for serving on the Board and its committees, an additional $500 for each Board meeting which they attend and reimbursement for out-of-pocket expenses in connection with their attendance at directors' meetings. The Fund does not pay any pension or other benefits to its directors. For the fiscal year ended December 31, 1999, the following table sets forth compensation paid by the Fund to its directors.

Total Compensation from the Fund.

Name of Director                                      Compensation from the Fund
----------------                                      --------------------------

Gary A. Bentz                                                   $10,000
Ralph W. Bradshaw                                               $10,500
William Clarke                                                  $ 4,166
Phillip Goldstein                                               $11,000
Gerald Hellerman                                                $12,000
Thomas H. Lenagh                                                $10,000
Ronald G. Olin                                                  $12,500


The Adviser, which pays the compensation and certain expenses of its personnel who may serve as directors and officers of the Fund, receives an investment advisory fee.

      THE FUND'S BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR"
                                      THE
                ELECTION OF DIRECTORS PURSUANT TO PROPOSAL NO. 1.

                                 PROPOSAL NO. 2

                        RATIFICATION OF THE SELECTION OF
                             INDEPENDENT ACCOUNTANTS

By vote of the Board of Directors, including the vote of the non-interested Directors, the firm of PricewaterhouseCoopers LLP has been selected as the Fund's independent accountants for the year ending December 31, 2000. Such selection is being submitted to the stockholders for ratification. The employment of PricewaterhouseCoopers is conditioned on the right of the Fund, by majority vote of its stockholders, to terminate such employment. PricewaterhouseCoopers has acted as the Fund's independent accountants from its inception through December 31, 1999.

The services to be provided by the Fund's independent accountants include examination of the Fund's annual financial statements and limited review of its unaudited quarterly statements, assistance and consultation in connection with Securities and Exchange Commission and New York Stock Exchange filings, and preparation of the Fund's annual federal and state income tax returns.

A representative of PricewaterhouseCoopers is expected to be present at the Meeting and will have the opportunity to make a statement if he or she so desires. This representative will also be available to respond to appropriate questions.

Proposal No. 2 requires the affirmative vote of a majority of shares voting at the Meeting for passage.

                  THE FUND'S BOARD OF DIRECTORS RECOMMENDS THAT
                   STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF
                    PRICEWATERHOUSECOOPERS LLP AS THE FUND'S
                            INDEPENDENT ACCOUNTANTS.

                                 PROPOSAL NO. 3

                      CONSIDERATION OF A PROPOSAL TO AMEND
                         THE FUND'S INVESTMENT ADVISORY
                       AGREEMENT REGARDING THE CALCULATION
                    OF THE BASIC FEE AND THE PERFORMANCE FEE
                     WHICH MAY RESULT IN AN INCREASE IN THE
                    ANNUAL ADVISORY FEES PAYABLE BY THE FUND

At the February 10, 2000 meeting of the Board of Directors, the Directors approved certain changes to the Fund's current investment advisory agreement (the "Advisory Agreement") between the Fund and the Adviser. A copy of the proposed amended and restated investment advisory agreement marked to indicate all changes from the current agreement is attached hereto as Appendix A. The purposes for the amendment are as follows: (i) to reflect the Fund's name change approved at the 1999 Meeting of Stockholders to the "Clemente Strategic Value Fund, Inc." from the "Clemente Global Growth Fund, Inc."; (ii) to replace the index used to measure to what extent the Adviser may have earned a performance fee for each calendar year to the "S&P 500 Index of U.S. Securities" from the "FT-Actuaries World Index"; (iii) to amend the performance fee schedule attached to the Advisory Agreement as Appendix A to calculate any applicable performance fee earned by the Adviser for each calendar year; (iv) to reflect a change in the calculation of the Basic Fee to pay the Adviser a monthly fee of 1% (on an annualized basis) of the average weekly net assets of the Fund rather than using the "month-end net assets", and (v) to reflect certain non-material conforming changes to the U.S. Advisory Agreement among the Fund, the Adviser, and Wilmington Trust Company (the "Sub-Adviser"), subject to stockholder approval of Proposal No. 4.

The Board of Directors approved the amendment to the Advisory Agreement with respect to the change of indices having considered the nature of the recent changes to the Fund's investment focus, the greater flexibility afforded the Fund's Adviser in managing the Fund's assets, and that the index set forth in the current Advisory Agreement was no longer reflective of the majority of the Fund's assets and therefore tying any applicable performance fee calculation to the FT-Actuaries World Index would no longer be appropriate. The Adviser recommended and the Directors concurred that the appropriate index would be the S&P 500 Index of U.S. Securities given the fact that approximately 80% of the Fund's assets are invested in U.S. securities.

The Board of Directors believes that the change in the schedule for calculating the performance fee is reflective of the Fund's performance generated by the Adviser since the Fund's inception in 1987. The schedule, as amended, will now include adjustments to the Basic Fee of amounts up to an additional 1% for performance in excess of 15% over the stated index. Additionally, the revised schedule reflects a possible decrease of the Basic Fee if the Fund's performance falls below the index used for measurement purposes. The Adviser, under this proposed new schedule, may either (i) double the Basic Fee earned if the Fund's performance is 15% or greater than the five year percentage point difference between the Fund's performance and the percentage change in the S&P 500 Index or
(ii) lose its Basic Fee entirely if the Fund's performance falls by 5% or more below such percentage change.

The Board approved the change in the Basic Fee because the Directors believed that it was more appropriate to use the average weekly net assets in calculating the Basic Fee thereby more accurately reflecting any increases or decreases in the Fund's net assets during the course of any given month rather than the net assets at month end which is not reflective of any increases or decreases in the Fund's net assets during the course of any given month.

Certain of the proposed changes may result in an increase and/or a decrease in the aggregate annual compensation payable by the Fund to the Adviser. The Board of Directors believes that each of the proposed changes to the Advisory Agreement are in the best interests of the Fund and its stockholders and, recommends that stockholders vote "FOR" the proposal. If the proposal is not approved by the stockholders, the current Advisory Agreement will continue in effect under its terms and conditions.

The 1940 Act requires that any amendment to the Fund's Advisory Agreement be approved by "a majority of the Fund's outstanding voting securities" which means that "the vote, at the annual or special meeting of the security holders of such company duly called (A) of 67 per centum or more of the voting securities present at such meeting, if the holders of more than 50 per centum of the outstanding voting securities of such company are present or represented by proxy; or (B) of more than 50 per centum of the outstanding voting securities of such company, whichever is the less."

                     THE BOARD OF DIRECTORS RECOMMENDS THAT
                      STOCKHOLDERS VOTE "FOR" THE AMENDMENT
                      TO THE INVESTMENT ADVISORY AGREEMENT.

                                 PROPOSAL NO. 4

                      CONSIDERATION OF A PROPOSAL TO AMEND
                           THE U.S. ADVISORY AGREEMENT
                          WITH WILMINGTON TRUST COMPANY

The Board of Directors at its meeting held on February 10, 2000, approved certain amendments to the current agreement among the Fund, the Adviser, and Wilmington Trust Company (the "Sub-Adviser) whereby the Sub-Adviser will render certain sub-advisory services to the Adviser with respect to all of the Fund's net assets rather than having responsibility to provide certain advisory services with respect to only the U.S. portion of the Fund's net assets. The Directors believe that the services rendered to the Adviser by the Sub-Adviser are important for the Fund and benefit the Fund and its stockholders. As a result of the recent changes in the focus of the Fund's investments, a larger portion of its assets may be invested in U.S. securities. Therefore, it is appropriate to have this agreement amended to become a sub-advisory agreement among the parties whereby the Sub-Adviser will render sub-advisory services to the Adviser with respect to all of the Fund's net assets and not be directed specifically toward management of the Fund's U.S. securities only.

There are no other changes to this agreement other than those deemed necessary to conform this agreement to a sub-advisory agreement. A copy of the new Sub-Advisory Agreement marked to indicate all changes proposed from the current U.S. Advisory Agreement is attached hereto as Appendix B.

The Sub-Adviser will continue to be paid its fees from the Adviser in an amount equal to 25% of the net fees payable to the Adviser.

The Board of Directors believes that the proposed amendments to the U.S. Advisory Agreement are in the best interests of the Fund and its stockholders and recommends that stockholders vote "FOR" the proposal. If the proposal is not approved by the stockholders, the current U.S. Advisory Agreement will continue in effect and the Sub-Adviser will continue to provide the Adviser and the Fund with investment advisory services only with respect to the U.S. securities held by the Fund.

The 1940 Act requires that any amendment to this Agreement be approved by "a majority of the Fund's outstanding voting securities" which means that "the vote, at the annual or special meeting of the security holders of such company duly called (A) of 67 per centum or more of the voting securities present at such meeting, if the holders of more than 50 per centum of the outstanding voting securities of such company are present or represented by proxy; or (B) of more than 50 per centum of the outstanding voting securities of such company, whichever is the less."

                     THE BOARD OF DIRECTORS RECOMMENDS THAT
                           STOCKHOLDERS VOTE "FOR" THE
                    AMENDMENTS TO THE SUB-ADVISORY AGREEMENT.

                                 PROPOSAL NO. 5
                              SHAREHOLDER PROPOSAL

A shareholder has submitted the following proposal for inclusion in this Proxy Statement. Such shareholder claims beneficial ownership of at least $2,000 worth of the Fund's common stock. The Fund will provide the name and address of the proposing shareholder to any shareholder of the Fund who so requests such information by written or oral request to William Clark, c/o Clemente Strategic Value Fund, Inc., 152 West 57th Street, New York, New York 10019, telephone number 212-765-0700.

RESOLVED: The shareholders recommend that the Board provide shareholders an option to receive Net Asset Value, with no redemption penalty, as soon as possible.

Supporting Statement:

Many shareholders voted for Mr. Olin and his team with the expectation that the new Board would give shareholders an opportunity to realize Net Asset Value
(NAV) for their shares. This proposal asks precisely that. The wording is taken directly from a shareholder proposal that Mr. Olin submitted to the Portugal Fund earlier this year. What Mr. Olin proposed for PGF is, I believe, also correct for CLM.

The proposal does not recommend open-ending the Fund. Instead, the Fund can implement the proposal by conducting a self-tender offer at NAV. This will permit shareholders who prefer the closed-end form to remain and benefit from the Fund's buyback program, while allowing others to exit and realize NAV.

Mr. Olin recommended this approach in his letter of July 14, 1998 to the old CLM Board. He wrote: "Many shareholders feel that they should be entitled to receive full NAV for their shares right away and should not have to wait for perpetual share buybacks or other techniques to slowly eliminate the discount. The optimal solution for the Clemente Global Growth Fund might be a combination of the two remedies. First, allowing those who wished NAV to exit to an open-end counterpart or cash out, and then instituting a perpetual buyback program in the remaining closed-end fund to keep the discount from reappearing."

Shareholders should take Mr. Olin at his word and vote "FOR" this proposal.

Board of Directors' Position on the Proposal

The shareholder proposal asks that the Board provide Net Asset Value (NAV) without incurring a redemption penalty to those shareholders wishing to leave the Fund. Most of the Directors believe that this is not the most effective means to deliver long-term added value to a majority of shareholders. With two of the seven current directors dissenting, the Board opposes the proposal and agrees with the majority of shareholders who voted in the 1999 annual meeting that providing some means for shareholders to receive Net Asset Value should be rejected in favor of other means of maximizing shareholder value within the closed-end structure. They believe that somewhat more patience is justified in an attempt to reap potentially greater rewards. The goal of this Board is not to pit one shareholder against another, but to establish a balance that satisfies the greatest number of shareholders.

Different types of investors have their own agendas and their own beliefs. The closed-end structure is fundamentally different from an open-end structure or one that provides NAV on demand. Attempts to deliver NAV immediately to a minority of shareholders who wish to exit the Fund may well destroy or diminish the advantages otherwise enjoyed by the remaining shareholders. For the time being, a majority of the current Board is committed to realizing the potential of the Fund without changing its fundamental nature.

The major benefits of the closed-end structure to long-term shareholders are threefold: flexibility in managing fund assets, lower expenses, and performance enhancement through profiting from the discount.

Flexibility in managing fund assets. Unlike open-end funds, closed-end funds are not subject to cash flow disruptions caused by inflows or outflows of capital when shareholders buy new shares or redeem shares. This permits fund management to take a more long-term perspective on investments and may permit a more effective investment strategy. This may in turn produce higher long-term portfolio returns. In addition, cash can be raised to take advantage of anticipated market declines without fear that it will instead have to be used to satisfy the shareholder redemptions typical of open-end funds that normally accompany market reversals. Less liquid securities, such as other closed-end funds selling at discounts, can be placed in the fund's portfolio without fear that redemptions will require untimely sales to raise capital.

Lower expenses. Because closed-end funds need not engage in many of the shareholders services normally required of open-end funds and do not have the same marketing and communication activities, costs can be kept to a minimum. The Board has found many ways to reduce expenses and are pursuing many more. The Board remains convinced that closed-end funds can be run more cost effectively than open-end funds and that these savings, along with the additional flexibility in managing fund assets, may well permit substantial additional returns to be realized over time as compared with equivalent open-end funds.

Profiting from the discount. Closed-end funds often sell at discounts, at least part of the time. A fund that purchases its own shares at a discount benefits loyal, long-term shareholders in two ways. First, the net asset value is automatically increased at no additional risk. Second, the supply of shares available for sale at a discount is reduced and this creates price pressure which is likely to reduce the discount (below 5%) and to enhance share value. While the extra liquidity may benefit shareholders who choose to sell their shares, the greatest value of an ongoing buyback program accrues to long-term shareholders. Shareholders who view the Fund as a long-term, tax efficient investment may be better off in a closed-end structure at a nominal or moderate discount which fluctuates.

It is important to note that Mr. Olin's shareholder proposal for The Portugal Fund ("PGF") stated that:

"RESOLVED: if a majority favors open-ending, but it fails to receive the super-majority vote required, the shareholders recommend that the Board provide shareholders an option to receive Net Asset Value, with no redemption penalty, as soon as possible."

Mr. Olin believes that the reference to his proposal for a different fund may be misleading because it omits the conditional part of the PGF proposal. In fact, the Clemente shareholders have twice voted down proposals to deliver NAV to shareholders in the last two shareholder meetings. The implication is that Mr. Olin was recommending that shareholders vote for an option to receive NAV, whereas he was simply recommending that the Board follow the wishes of a majority of the shareholders, which is precisely what they have been doing at Clemente.

The supporting statement further states that Mr. Olin recommended a self-tender offer at NAV in a July 14, 1998 letter to the old CLM Board, without characterizing that this was just one of two options presented for consideration. The other option, Remedy #1 - Perpetual Share Buybacks to Enhance NAV and Reduce Discounts, has in fact been implemented at Clemente. Remedy #2, referred to in the supporting statement, included the delivery of NAV to shareholders. The delivery of NAV to shareholders has been rejected during both of the last two annual meetings by the vote of the Clemente shareholders.

For all these reasons, a majority of the current Board recommends that shareholders vote AGAINST this shareholder proposal.

Note: The two directors who were elected at the 1998 Annual Meeting of Stockholders support measures designed to benefit long-term shareholders. Nevertheless, because there can be no assurance that such measures will lead to the permanent elimination of the discount, they believe that those shareholders who would like to dispose of their shares at this time should be afforded an opportunity to do so at a price equal to (or close to) net asset value. Therefore, these directors respectfully dissent from the Board's recommendation to oppose this proposal.

Effect of Passage of the Proposal

Proposal No. 5 requires the affirmative vote of a majority of shares voting at the Meeting for passage. Passage of the Proposal will constitute a recommendation only to the Board of Directors. A decision to provide NAV by open-ending the Fund will require that the Board of Directors decide to pursue such a course of action, followed by an additional vote of the Fund's shareholders. The 1940 Act requires that any conversion of a closed-end investment company to an open-end investment company be by a vote of "a majority of the Fund's outstanding voting securities." The term "a majority of the Fund's outstanding voting securities" is defined by the 1940 Act to mean the vote, at the annual or a special meeting of the security holders of such company duly called (A) of 67 per centum or more of the voting securities present at such meeting, if the holders of more than 50 per centum of the outstanding voting securities of such company are present or represented by proxy; or (B) of more than 50 per centum of the outstanding voting securities of such company, whichever is the less."

                 THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS
                         VOTE "AGAINST" PROPOSAL NO. 5.

                     THE INVESTMENT ADVISER, THE SUB-ADVISER
                              AND THE ADMINISTRATOR

The Investment Adviser

Clemente Capital, Inc., the Fund's investment adviser, has its principal office at 152 West 57th Street, New York, New York 10019. Lilia C. Clemente is Chairman and Chief Executive Officer of the Adviser. Leopoldo M. Clemente, Jr., President of the Fund, is President, Chief Investment Officer and a Director of the Adviser. In addition to Mr. and Mrs. Clemente, the Adviser's Directors are:
Salvador Diaz-Verson, Jr., President of Diaz-Verson Capital Investments, Inc., an investment advisory firm located in Columbus, Georgia; Robert J. Christian, Chief Investment Officer, Wilmington Trust Company; and Irving L. Gartenberg, Esq., general counsel to the Adviser. Mrs. Clemente owns approximately 60% of the outstanding Common Stock of the Adviser. The address for Mr. and Mrs. Clemente is 152 West 57th Street, New York, New York 10019. The address for Mr. Diaz-Verson is 1200 Brookstone Centre Parkway, Suite 105, Columbus, Georgia 31904; the address for Mr. Christian is 1100 North Market Street, Wilmington, Delaware 19890; and the address for Mr. Gartenberg is 122 East 42nd Street, 46th Floor, New York, New York 10017. Wilmington Trust Company owns 24% of the outstanding Common Stock of the Adviser.

The Sub-Adviser

Wilmington Trust Company is a Delaware bank and trust company with principal offices at 1100 North Market Street, Wilmington, Delaware 19890. Wilmington is a wholly-owned subsidiary of Wilmington Trust Corporation, 1100 North Market Street, Wilmington, Delaware 19890.

Ted T. Cecala is the principal executive officer of Wilmington Trust. The name and principal occupation of each director of Wilmington Trust as of March 23, 1999 were as follows:


                    Name of Director                                   Occupation

Ted T. Cecala....................................Chief Executive Officer and Chairman of the Board of Wilmington Trust
Andrew B. Kirkpatrick, Jr........................Counsel to the law firm of Morris, Nichols, Arsht and Tunnell
David P. Roselle.................................President of the University of Delaware
Mary Jornlin-Theisen.............................Civic leader
Charles S. Crompton, Jr..........................Partner in the law firm of Potter, Anderson & Corroon
Edward B. du Pont................................Private investor
Stacey J. Mobley.................................Senior Vice President, external affairs, E.I. Du Pont de Nemours and Company
Carolyn S. Burger................................Principal of CB Associates, Inc., a consulting firm
Robert V.A. Harra, Jr............................President, Chief Operating Officer and Treasurer of Wilmington Trust
Leonard W. Quill.................................Retired
Richard R. Collins...............................Chairman of Collins, Inc, a consulting firm
Hugh E. Miller...................................Retired
Thomas P. Sweeney................................Partner in the law firm of Richards, Layton & Finger, P.A.
H. Stewart Dunn, Jr..............................Partner in the law firm of Ivins, Phillips & Barker
R. Keith Elliot..................................Chairman of the Board and Chief Executive Officer of Hercules Incorporated
Robert C. Forney.................................Retired
Rex L. Mears.....................................President of Ray S. Mears and Sons, Inc.
Robert W. Tunnell, Jr............................Managing Partner of Tunnell Companies, L.P.
H. Rodney Sharp, III.............................Retired

      Each of the above persons may be reached c/o Wilmington Trust Company, 1100 North Market Street, Wilmington, Delaware 19890.

The Administrator

         PFPC Inc., 400 Bellevue Parkway, Wilmington, Delaware, serves as Administrator of the Fund.

                                  MISCELLANEOUS

As of the date of this Proxy Statement, management does not know of any other matters that will come before the Meeting. If an attempt is made to bring proposals not described in this Proxy Statement before the Annual Meeting or any adjournment thereof, the proxy holders will, if necessary, use their discretionary authority to vote on such proposals. In the event that any other matter properly comes before the Meeting, the persons named in the enclosed form of proxy intend to vote all proxies in accordance with their best judgment on such matters.

All shares represented by proxies sent to the Fund to be voted at the Annual Meeting will be voted if received prior to the Meeting. Votes shall be tabulated by the Fund's transfer agent. Abstentions do not constitute a vote "for" or "against" a matter and will be disregarded in determining votes cast on an issue. Broker "non-votes" (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote the shares on a particular matter with respect to which the brokers or nominees do not have discretionary power) will treated the same as abstentions. Abstentions and broker "non-votes" will have the effect of a "no" vote for purposes of obtaining the requisite approval of each proposal.

Quorum. A quorum is constituted with respect to the Fund by the presence in person or by proxy of the holders of more than 50% of the outstanding shares of the Fund entitled to vote at the Meeting. For purposes of determining the presence of a quorum for transacting business at the Meeting, abstentions and broker "non-votes" (that is, proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares on a particular matter with respect to which the brokers or nominees do not have discretionary power) will be treated as shares that are present at the Meeting but which have not been voted.

In the event that a quorum is not present at the Meeting, or in the event that a quorum is present at the Meeting but sufficient votes to approve any or all of the proposals are not received, the persons named as proxies, or their substitutes, may propose one or more adjournments of the Meeting to permit the further solicitation of proxies. Any such adjournment will require the affirmative vote of a majority of those shares affected by the adjournment that are represented at the Meeting in person or by proxy.

The vote required for passage of each of the proposals listed herein and for the election of the directors is listed at the end of each section describing said proposal or election.

                             ADDITIONAL INFORMATION

As of February 29, 2000, (1) Ron Olin Investment Management Company and Deep Discount Advisers, Inc., both located at One West Pack Square, Suite 777, Asheville, North Carolina 28801, together owned approximately 33.7% of the outstanding common shares of the Fund based on the most recent Schedule 13D. As of such date, no other person owned of record or, to the knowledge of management, beneficially owned more than 5% of the outstanding shares of the Fund.; and (2) Karpus Investment Management, 14 Tobey Village Office Park, Pittsford, New York 14534 owned 300,850 shares, approximately 6.0% of the outstanding shares of the Fund.

                               2001 ANNUAL MEETING

Stockholder proposals meeting the requirements contained in the proxy rules adopted by the Securities and Exchange Commission may, under certain conditions, be included in the Fund's proxy material for an annual meeting of stockholders. Pursuant to these rules, proposals of stockholders intended to be presented at the Fund's 2001 Annual Meeting of Stockholders (expected to be held in late April, 2001) must be received by the Fund on or before December 16, 2000 to be considered for inclusion in the Fund's Proxy Statement and form of proxy relating to that Annual Meeting. Receipt by the Fund of a stockholder proposal in a timely manner does not insure the inclusion of such proposal in the Fund's proxy material. Pursuant to the Fund's advance notice provision contained in its by-laws, proposed matters other than those governed by the foregoing rules must be submitted to the Fund no later than 60 days prior to the meeting.

                       CLEMENTE STRATEGIC VALUE FUND, INC.
                                 WILLIAM CLARK,
                                    Secretary

Dated:   March __, 2000


             PLEASE SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD NOW

                       RESULTS OF THE 1999 ANNUAL MEETING

The Fund held its 1999 Annual Meeting on May 21, 1999. At the meeting, the shareholders voted on the election of Fund directors, the ratification of PricewaterhouseCoopers LLP as the Fund's independent accountants for the year ending December 31, 1999, and three shareholder proposals, the results of which were as follows:


                                                                                                Abstentions
                                                                                             and Broker Votes
                                                                            For         Against      Withheld     Non-Votes

PROPOSAL ONE
Election of Directors
     Ronald G. Olin                                                       3,931,207                  411,942
     Gary A. Bentz                                                        4,137,436                  205,713
     Ralph W. Bradshaw                                                    3,931,336                  411,813
     William Clark                                                        4,137,436                  205,713
     Philip Goldstein                                                     4,136,854                  206,295
     Gerald Hellerman                                                     4,135,854                  207,295
     Thomas H. Lenagh                                                     3,930,136                  413,013

PROPOSAL TWO
Amending the Articles of Incorporation to change the Fund's name.         3,987,912     144,011                    100,864

PROPOSAL THREE
Ratification of Independent Accountants..............................     4,141,051      35,913                    166,186

PROPOSAL FOUR
Elimination of a fundamental investment policy prohibiting
investments in other investment companies..............................   2,892,234     184,884                    100,707

PROPOSAL FIVE
Shareholder Proposal to convert the Fund to an open-end fund...........     934,264   2,289,252                     69,930

                                    PROXY

                     CLEMENTE STRATEGIC VALUE FUND, INC.

    The undersigned stockholder of Clemente Strategic Value Fund, Inc. (the "Fund") hereby constitutes and appoints Ralph Bradshaw and William Clarke, or either of them, the action of a majority of them voting to be controlling, as proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of the Fund standing in his name on the books of the Fund at the Annual Meeting of Stockholders of the Fund to be held on Wednesday, April 26, 2000 at 9:30 A.M., New York time, at the offices of Clemente Capital, Inc., 152 West 57th Street, 25th Floor, New York, New York or at any adjournment thereof, with all the powers which the undersigned would possess if personally present, as designated on the reverse hereof:

The undersigned hereby instructs the said proxies to vote in accordance with the aforementioned instructions with respect to the approval or disapproval of (a) the election of seven Directors, (b) the ratification of the selection by the Board of Directors of the Fund's independent accountants, (c) the approval of disapproval of a Board proposal, and (e) the approval or disapproval of a shareholder proposal, but, if no such specification is made, (i) to vote for the election of the seven directors nominated by the Fund, (ii) to vote for the amendment of the Fund's Investment Advisory Agreement, (iii) to vote for the ratification of the selection by the Board of Directors of the Fund's independent accountants, (iv) to vote for the amendment of the Fund's U.S. Advisory Agreement, (v) to vote against the shareholder proposal, and (vi) to vote in their discretion with respect to such other matters as may properly come before the Meeting.

-----------------------------------------------------------------
PROXY SOLICITED ON BEHALF OF CLEMENTE STRATEGIC VALUE FUND, INC.'S BOARD OF DIRECTORS FOR ANNUAL MEETING OF STOCKHOLDERS--APRIL 26, 2000
                   (To be dated and signed on reverse side)

    / /
Please mark boxes / / or /X/ in blue or black ink.

(A) Election of seven Directors, as set forth below, until their successors are duly elected and qualified:

       Gary A. Bentz, Ralph W. Bradshaw, William Clark, Scott B. Rogers

--------------------------------------------------------------------------------
                                                                          Page 1

Andrew Strauss, Thomas H. Lenagh and Glenn W. Wilcox, Sr.

     FOR ALL NOMINEES LISTED ABOVE                       WITHHOLD
AUTHORITY

     (except as indicated to the contrary below) / /     to vote for all
nominees listed above / /

(INSTRUCTION: To withhold authority to vote for an individual, write that nominee's name in the space provided below.)

     A. To elect seven Fund directors to serve until their successors are duly elected and qualified;

     B. To ratify the selection by the Board of Directors of PricewaterhouseCoopers LLP as the Fund's independent accountants for the year ending December 31, 2000;

     C. To amend the Fund's Investment Advisory Agreement with Clemente Capital, Inc. regarding the calculation of the compensation of the Adviser, including the Basic Fee and the performance fee which, if approved, may result in an increase in the annual advisory fees.

     D. To amend the current U.S. Advisory Agreement among the Fund, the Adviser and Wilmington Trust Company to a sub-advisory agreement on substantially the same terms as the current U.S. Advisory Agreement;

     E. To consider a shareholder proposal recommending that the Board take the steps necessary to provide shareholders an option to receive net asset value with no redemption penalty, which proposal the Board of Directors opposes;

     6. To transact such other business as may properly come before the meeting or any adjournment thereof.